Exhibit 2.24

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $5,000,000 **Issue Date: May 14, 2014**

PROMISSORY NOTE

FOR VALUE RECEIVED, NEWLEAD HOLDING LTD., a Bermuda corporation (hereinafter called the "**Borrower**"), hereby promises to pay to the order of Pallas Management, LLC, a Florida limited liability company, or registered assigns (the "**Holder**") the sum of US$5,000,000 ("**Principal**") together with any interest as set forth herein, on November 30, 2014 (the "**Maturity Date**"), and to pay interest on the unpaid principal balance hereof at the rate of twelve percent (12%) ("**Interest Rate**") per annum from the date any advances are made hereunder (the "**Issue Date**") until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. Any amount of principal or interest on this Note, which is not paid when due, shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid ("**Default Interest**"). Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed from the Issue Date for each advance by the Borrower. All payments due hereunder (to the extent not converted into common stock, $0.10 par value per share (the "**Common Stock**") in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address, as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term "**Business Day**" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York and Greece are authorized or required by law or executive order to remain closed.

This Note was paid with an advance in the principal amount of $1,300,000 (USD one million three hundred thousand) which was made on May 9, 2014 and an additional advance of US$3,700,000 (USD three million seven hundred thousand) which will be paid from time to time during the term of this note for total Principal of US$5,000,000 (USD five million). Interest shall be paid from the date that any funds are advanced by the Holder to the Borrower. For purposes of calculating any holding period for the Common Stock, the Issue Date for the initial US1,300,000 advance shall be May 9, 2014 and the date of the $3,700,000 shall be the date of that these amounts are paid to the Borrower.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof. Borrower shall promptly pay any documentary stamps or taxes that may be due as a result of the issuance of the Note.

ARTICLE I TERMS

1.1 Payments. The Principal of this Note shall be paid on the Maturity Date by (i) wire transfer of immediately available funds to an account designated in writing by the Holder, (ii) issuance by the Borrower of its Common Stock at the Stock Price determined as of such date, subject to adjustment as set forth in Section 1(g), or (iii) any combination thereof, at the sole option of the Borrower, subject to Section 1(i) hereof.

1.2 Stock Price. If the Borrower chooses to pay all or a portion of the Principal or Interest in shares, the number of shares of Common Stock shall be determined by dividing (i) the amount payable by, (ii) the Closing Price, as adjusted for any stock splits or stock dividends (the "**Stock Price**"). "Closing Price" means, 80% times the average of the closing prices for the ten (10) trading days immediately prior to (but not including) a Payment Date, provided the Common Stock is then listed or quoted on the NASDAQ, OTC Bulletin Board or any other national securities exchange, market or trading or quotation facility (a "**Trading Market**") (representing a discount rate of 20%).

1.3 Delivery of Certificates. If the Borrower elects to pay this Note in shares of Common Stock pursuant to Section 1.1, upon such issuance, the Holder shall be deemed to be the holder of record of the shares of Common Stock to be issued as of the applicable Payment Date, notwithstanding that the transfer books of the Borrower shall then be closed or certificates representing such shares of Common Stock shall not then have been actually delivered to the Holder. If the Borrower elects to make a payment in shares, as soon as practicable after a Payment Date, the Borrower shall issue and deliver to the Holder a certificate or certificates representing the shares of Common Stock registered in the name of the Holder.

1.4 Termination of Rights Under this Note. Immediately upon the payment of all amounts due under this Note, whether on the Maturity Date or otherwise, this Note shall no longer be deemed outstanding and all rights with respect to this Note shall immediately cease and terminate, except only for the right of the Holder to receive the shares to which it is entitled under the terms, and subject to conditions, of this Note.

1.5 Taxes or other Issuance Charges. The issuance of any shares of Common Stock in payment of this Note, and the delivery of certificates or other instruments representing the same, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Borrower shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate or instrument in a name other than that of the Holder, and the Borrower shall not be required to issue or deliver any such certificate or instrument unless and until the person or persons requesting the issue thereof shall have paid to the Borrower the amount of such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

1.6 Holder Not a Stockholder. The Holder shall not have, solely on account of such status as a holder of this Note, any rights of a stockholder of the Borrower, either at law or in equity, or any right to any notice of meetings of stockholders or of any other proceedings of the Borrower until such time as this Note has been paid in shares of Common Stock pursuant to Section 1.1, at which time the Holder shall be deemed to be the holder of record of Common Stock that has been issued, as applicable, notwithstanding that the transfer books of the Borrower shall then be closed or certificates representing such shares of Common Stock shall not then have been actually delivered to the Holder.

1.7 True-Up. If the Borrower elects to pay any amount in shares of its Common Stock and, as of the Maturity Date , the Market Value (as defined below) of the shares issued prior to such date is less than the Principal amount plus Interest accrued and outstanding thereon as of such date (such deficit, the "**True-Up Amount**"), then the Borrower shall pay the True-Up Amount to the Holder, in cash, shares of Common Stock or a combination thereof, at the Borrower's sole option, by no later than three (3) days after the Maturity Date. If the True-Up Amount is to be paid in shares of Common Stock, then the per share price of such shares shall be equal to the Stock Price as determined with reference to the Maturity Date (the "**True-Up Stock Price**").

"**Market Value**," means the aggregate gross proceeds received by the Holder from one or more sales, as evidenced by brokerage statements for such sales; *provided, however,* that if the sale price is not reasonably related to the trading price on the sale date, such sale shall be deemed to have occurred at the highest price at which shares of Common Stock were traded on such date of sale. For the avoidance of doubt, any such True-Up Amounts shall only be paid or issued with respect to the portion of the Principal and Interest paid through the issuance of shares of Common Stock.

1.8 Fractional Shares. No fractional shares of Common Stock shall be issued when paying this Note. In lieu thereof, the shares of Common Stock otherwise issuable shall be rounded up or down to the nearest whole share of Common Stock.

1.9 Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock, provided the Borrower is participating in the Depository Trust Borrower ("**DTC**") Fast Automated Securities Transfer ("**FAST**") program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.9, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("**DWAC**") system.

ARTICLE II. EVENTS OF DEFAULT

If any of the following events of default (each, an "**Event of Default**") shall occur:

2.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

2.2 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of ten (10) days after written notice thereof to the Borrower from the Holder.

2.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

2.4 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

2.5 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

2.6 Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the NASDAQ or an equivalent replacement exchange, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, the NYSE MKT or the OTCBB.

2.7 Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act with regards to the filing of Form 20-F's; and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

2.8 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

2.9 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower's ability to continue as a "**Going Concern**" shall not be an admission that the Borrower cannot pay its debts as they become due.

2.10 Maintenance of Assets. The failure by Borrower to maintain any assets which are adequate to conduct its business (whether now or in the future).

Upon the occurrence and during the continuation of any Event of Default specified in Section 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due at the Maturity Date), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). Upon the occurrence and during the continuation of any other Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to 125% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the "**Mandatory Prepayment Date**") plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the "**Default Sum**") and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Borrower fails to pay the Default Sum within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Sum, the number of shares of Common Stock of the Borrower equal to the Default Sum divided by the Conversion Price then in effect.

ARTICLE III. SECURITY

3.1 Mortgage. As an inducement for the Holder to enter into this Note, the Borrower pledges, transfers, conveys, assigns and grants to the Holder, a lien upon, and security interest in, all of the Borrower's right, title and interest in and to the membership interests of Viking Prep Plant, LLC, a Kentucky limited liability company ("VPP") and the personal property of the Viking Prep Plant, and a mortgage on the Viking Prep Plant (collectively, the "Collateral"). This Section and the Collateral secure the full and prompt payment, at any time and from time to time, as and when due (whether at the stated maturity, by acceleration or otherwise), of all liabilities and obligations of the Borrower, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, due or to become due, under, arising out of, or in connection with, this Note, including, without limitation, all Principal of and Interest accrued and outstanding thereon, and all fees, expenses, indemnities and other amounts payable by the Borrower hereunder (including Interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the federal bankruptcy code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding).

3.2 Collateral Priority. It is intended that this Note and the Borrower's currently outstanding secured promissory note in the aggregate principal amount of $24,000,000 issued to Pallas Highwall Mining, LLC (the "Other Note"), shall both be secured by the Collateral as follows: (i) the Other Note shall have a first priority lien on the Collateral until such time as the Other Note is paid in full; and (ii) after payment of the Other Note, this Note shall have a first priority lien on the Collateral.

3.3 Power and Authority. The Borrower has full power and authority to make the assignment and create the security interest contemplated by this Section. The Borrower is the sole and exclusive owner of, or has valid rights as a lessee or licensee with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any liens except the liens granted to the Holder and Permitted Liens (as hereinafter defined). The Borrower will not sell, assign, transfer, pledge or otherwise terminate the Collateral, or any interest therein, other than the sale of Inventory in the ordinary course of business, without the prior consent of the Holder, such consent may be conditioned or withheld in Holder's sole discretion. The Borrower will do such acts as the Holder may reasonably request to establish and maintain a perfected security interest in the Collateral.

As used herein, "**Permitted Liens**" means (i) statutory liens for taxes, assessments and other governmental charges, (ii) statutory or common law liens to secure sums not yet due to landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and incurred in the ordinary course of business, (iv) purchase money liens, *provided* that such purchase money liens do not at any time encumber any assets other than the property financed by such purchase money liens, and (v) liens on the Collateral securing the Other Note.

3.4 Ranking. (a) The Borrower, for itself, its successors and assigns, covenants and agrees, that the payment of the Principal of and accrued and outstanding Interest on this Note is senior in right of payment to the payment of all existing and future Junior Debt (as defined below) solely with respect to the Collateral, except as otherwise set forth in Section 2(b) hereof. "**Junior Debt**" shall mean all existing and future Indebtedness (as defined below), (B) Indebtedness (as defined below) incurred after the date hereof, solely as it relates to the Collateral, and (C) as otherwise agreed to by the Holder in writing. "**Indebtedness**" shall mean (x) any liability of the Borrower for borrowed money, (1) evidenced by a note, debenture, bond or other instrument of indebtedness (including, without limitation, a purchase money obligation), including any given in connection with the acquisition of property, assets or service, or (2) for the payment of rent or other amounts relating to capitalized lease obligations; (y) any liability of others of the nature described in clause (1) which the Borrower has guaranteed or which is otherwise its legal liability; and (z) any modification, renewal, extension, replacement or refunding of any such liability described in clause (x) or (y); provided, that Indebtedness does not include unsecured trade credit.

(b) The Borrower covenants and agrees to cause any current holder of Junior Debt and to cause any future holder of Junior Debt permitted to be incurred pursuant to this Note to execute such subordination agreements, instruments or waivers as may be necessary to reflect the terms set forth herein.

(c) Until the payment in full of all amounts of principal of and interest on this Note, and all other amounts owing under this Note, no payment may be made with respect to the principal of or other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof, provided that the Borrower may pay scheduled interest thereon so long as no Event of Default shall have occurred and be continuing.

(d) Upon any payment or distribution of the assets of the Borrower to creditors upon dissolution, total or partial liquidation or reorganization of, or similar proceeding relating to the Collateral, the Holder of the Note will be entitled to receive payment in full before any holder of Junior Debt is entitled to receive any payment.

(e) Notwithstanding anything to the contrary contained herein, the Borrower shall not incur any additional Indebtedness after the date hereof secured by and of the Collateral relating to VAG or the Viking Prep Plant after the date hereof, without the prior written consent of the Holder, such consent may be withheld in Holder's sole discretion.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:
NEWLEAD HOLDING LTD.
83 Akti Miaouli & Flessa Street 185 38 Piraeus, Greece
Attn: MICHAIL ZOLOTAS, Chief Executive Officer

If to the Holder:
Pallas Management, LLC
555 S. Federal Highway, Suite 300
Boca Raton, FL 33432
Attn: Perian Salviola, Manager

4.3 Amendments This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term "**Note**" and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an "**Accredited Investor**" (as defined in Rule 401(a) of the 1933 Act). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the Southern District of the State of Florida. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note. The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

4.8 Notice of Corporate Events. Except as otherwise provided below, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower's shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.8.

4.9 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby.

Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this May 14, 2014.

NEWLEAD HOLDING LTD

NewLead Holdings Ltd
Hamilton, Bermuda

By: ________________________
Name: MICHAIL S ZOLOTAS
Title: CHAIRMAN and CEO